Lower Colorado River Authority Widens Wireless Communications Capabilities with Additional Spectrum Licenses from Anterix

900 MHz Spectrum Purchase Builds Upon Original 2023 Agreement

WOODLAND PARK, NJ, January 13, 2025 — Anterix (NASDAQ: ATEX) and the Lower Colorado River Authority announced today that LCRA has contracted with Anterix to purchase additional 900 MHz wireless broadband licenses from Anterix that will extend LCRA’s ability to support future growth in Texas. This agreement builds upon LCRA’s initial purchase of 900 MHz licenses from Anterix announced in April 2023.

Created by the Texas legislature in 1934, LCRA manages the lower 600 miles of the Texas Colorado River, which provides water to more than 1.4 million people, and is one of the largest public power providers in Texas, supplying power to more than 30 retail electric cooperatives and municipalities. It also owns and operates more than 5,000 circuit miles of transmission lines and owns or operates more than 40 parks.

LCRA’s new 900 MHz broadband licenses will expand LCRA’s LTE coverage to 34 additional Texas counties, building upon the 68 counties covered by the earlier agreement. This agreement will work toward expanding the reach of LCRA’s private LTE network to provide long-term grid awareness, communications, and operational intelligence that will further advance grid resilience and support innovation within LCRA’s service territory. It also will enhance LCRA’s ability to serve external users of its network, including electric cooperatives, schools, and transit authorities.

"Today’s follow-on agreement between Anterix and LCRA testifies to the power of the partnerships that the 900 MHz private network revolution has built across the utility sector," said Anterix President & CEO Scott Lang. "As the first critical infrastructure operator to expand its 900 MHz wireless broadband network, LCRA welcomes the power of private LTE connectivity to transform its operations and help ensure a resilient energy future for its customers and communities. This transaction also highlights the growing scale and impact of 900 MHz private wireless networks for supporting the utility sector’s journey toward a more reliable and secure energy future.”

Lang added, “The progress of this journey is particularly apparent in Texas, as LCRA’s second spectrum transaction with Anterix means that, together with our other Texas utility partners, 93% of Texas counties will be served by 900 MHz private wireless broadband networks. Thanks to its growing potential to harness cross-sector utility use cases like mutual assistance and storm response, we believe that Texas may become a model for other regions of the country to see more capabilities of 900 MHz utility private LTE in action.”

LCRA Executive Vice President, Enterprise Resources Stephen Kellicker said, “The 900 MHz private LTE solution plays an important role in supporting LCRA’s mission. Since LCRA’s relationship with Anterix began, we have continued to identify additional ways to serve Texans using LTE. LCRA’s private broadband network deployment is a significant element to help address our industry’s challenges and help support the people and organizations in our service territory.”

Shareholder Contact

Natasha Vecchiarelli
Vice President, Investor Relations & Corporate Communications
Anterix
973-531-4397
nvecchiarelli@anterix.com

Media Contact

Paul Gaige
Vice President
Burson
504-957-1434
Paul.Gaige@burson.com

About Anterix

At Anterix, we partner with leading utilities and technology companies to harness the power of 900 MHz broadband for modernized grid solutions. Leading an ecosystem of more than 100 members, we offer utility-first solutions to modernize the grid and solve the challenges that utilities are facing today. As the largest holder of licensed spectrum in the 900 MHz band (896-901/935-940 MHz) throughout the contiguous United States, plus Alaska, Hawaii, and Puerto Rico, we are uniquely positioned to enable private wireless broadband solutions that support cutting-edge advanced communications capabilities for a cleaner, safer, and more secure energy future. To learn more and join the 900 MHz movement, please visit www.anterix.com.

Forward-Looking Statements

Certain statements contained in this fact sheet, other than historical information, constitute forward-looking statements within the meaning of the Federal securities laws. Words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “aims,” “potential,” “will,” “would,” “could,” “considered,” “likely,” “estimate” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements include, but are not limited to, statements regarding: (i) the timing of payments under Anterix’s agreements with LCRA, (ii) Anterix’s and LCRA’s ability to negotiate and enter into agreements with incumbents to clear the 900 MHz Broadband Spectrum allocation in LCRA’s service territories on a timely basis and on commercially reasonable terms; (iii) Anterix's ability to qualify for and timely secure broadband licenses in LCRA’s service territories; and (iv) Anterix's ability to satisfy the other terms of its agreements with LCRA. Any such forward-looking statements are based on the current expectations of Anterix's management and are subject to a number of risks and uncertainties that could cause Anterix's actual future results to differ materially from its management's current expectations or those implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: (i) Anterix may not be successful in commercializing its spectrum assets to its targeted utility and critical infrastructure customers on a timely basis and on favorable terms; (ii) Anterix may be unable to secure broadband licenses from the FCC on a timely and cost-effective basis; (iii) Anterix has a limited operating history with its current business plan, which makes it difficult to evaluate its prospects and future financial results and its business activities, strategic approaches and plans may not be successful; and (iv) the value of Anterix's spectrum assets may fluctuate significantly based on supply and demand, as well as technical and regulatory changes. These and other risk factors that may affect Anterix's future results of operations are identified and described in more detail in Anterix's most recent filings on Forms 10-K and 10-Q and in other filings that it makes with the SEC from time to time. These documents are available on Anterix's website at www.anterix.com under the Investor Relations section and on the SEC's website at www.sec.gov. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Except as required by applicable law, Anterix undertakes no obligation to update publicly or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.